Exhibit 10.1

Form of Service Contract

between Smurfit Kappa Services Limited and Anthony Smurfit

THIS AGREEMENT, is made on [DATE] 2024

BETWEEN

(1)	SMURFIT KAPPA SERVICES LIMITED of C/O Smurfit WestRock plc, Beech Hill, Clonskeagh Dublin 4, Clonskeagh, Dublin (the “Company”)

AND

(2)	ANTHONY P.J. SMURFIT of [●] (the “Executive”)

WITNESSETH as follows:

1	Interpretation

1.1	Definitions

In this Agreement unless the context otherwise requires or unless otherwise specified:

“Agreement” means this service agreement and any subsequent amendments thereto;

“Associated Undertaking” means any undertaking which from time to time is a subsidiary of the Company or is a holding company of the Company or a subsidiary of any such holding company (“holding company” and “subsidiary” having the meanings set out in section 7 and 8 of the Irish Companies Act 2014);

“Board” means the board of directors of the Company from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;

“Commencement Date” means [DATE];

“Confidential Information” means all and any information, whether or not recorded, of any Group Company which the Executive (or, where the context so requires, another person) has obtained by virtue of his employment or engagement and which the relevant Group Company regards as confidential or in respect of which the relevant Group Company is bound by an obligation of confidence to a third party, including:

(a)	all and any information relating to business methods, corporate plans, future business strategy, management systems, finances, and maturing new business opportunities;

(b)	all and any information relating to research or development projects or both;

(c)	all and any information concerning the curriculum vitae, remuneration details, work-related experience, attributes and other personal information concerning those employed or engaged by any Group Company;

(d)	all and any information relating to marketing or sales of any past present or future product or service of any Group Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual negotiations and arrangements with any Group Company;

(e)	all and any trade secrets, secret formulae, processes, inventions, design, know-how, technical specification and other technical information in relation to the creation, production or supply of any past, present or future product or service of any Group Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by any Group Company or any associate of any Group Company and information concerning the intellectual property portfolio and strategy of any Group Company or of any associate of any Group Company;

but excluding any information which:

(i)	is part of the Executive's own stock in trade;

(ii)	is readily ascertainable to persons not connected with the Group without significant expenditure of labour, skill or money; or

(iii)	which becomes available to the public generally other than by reason of a breach by the Executive of his obligations under this Agreement;

“Employment” means the Executive’s employment under this Agreement or, where the context permits or requires, the duration of the Executive’s employment under this Agreement;

“Garden Leave” means any period during which the Company exercises its rights under Clause 16;

“Group” means the Company, the Parent and all other Associated Undertakings and all references to 'Group Company' shall be construed accordingly;

“Intellectual Property Rights” means all intellectual property rights in any part of the world and includes patents, utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, semiconductor topography rights, copyrights and related rights (including software copyright), rights in performances, database rights, rights in know-how and all other intellectual property rights (whether or not registered and including registrations and applications for registration) and all similar rights or forms of protection which may exist anywhere in the world;

“Parent" means Smurfit WestRock plc a public limited company, incorporated under the laws of Ireland with company registration number 607515, having its registered address at Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland;

“Parent Board” means the board of directors of the Parent from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf;

"Person” means any individual person, firm, company, partnership, unincorporated association, joint venture or other legal entity; and

“Termination Date” means the date on which the Employment terminates irrespective of the cause or manner.

2	Appointment

2.1	Basis of Employment

2.1.1	The Company shall employ the Executive and the Executive shall serve the Company and the Parent as President and Group Chief Executive Officer or in any other executive capacity of similar status as the Company and / or the Parent may reasonably require.

2.1.2	The Employment is deemed to have begun on the Commencement Date. For the purposes of continuity of service, the Executive’s employment with the Company began on 1 February 1985.

3	Duties

The Executive shall comply with his statutory fiduciary and common law duties to the Company, the Parent and any other Associated Undertaking of which he becomes a director during the continuance of the Employment and, in particular, shall undertake and perform such duties and exercise such powers, authorities and directions in relation to his position as President and Group Chief Executive Officer and its business as the Parent Board (or such other person(s) authorised by the Parent Board) may from time to time at their sole discretion assign or delegate to or vest in him.

4	Exclusivity of Service

4.1	During the course of the Employment, the Executive must devote time, attention and skills exclusively to the business of the Group and he must use his best endeavours to promote the interests, business and welfare of the Group.

4.2	In order to protect the Group's Confidential Information, to avoid any potential conflicts of interest, the Executive shall not during the course of the Employment (except as a representative of any Group company) without the prior written consent of the Company or Parent Board and subject to clause 4.3, undertake nor, directly or indirectly be engaged, concerned or interested in, nor make preparations to be engaged, concerned or interested in, any other Person or become an employee, officer, servant or agent of or consultant to any other Person.

4.3	Nothing in this clause shall preclude the Executive (if the Parent Board shall at its absolute discretion so agree in writing) from serving as a director of up to one company (which is not a member of the Group) provided always that:

(a)	the business or activity of such company is not in conflict and does not compete and is not likely to compete with the business of the Company or any Associated Undertaking; and

(b)	the Executive’s interest in and responsibilities towards such company do not interfere with the proper performance by the Executive of his duties under this Agreement.

5	Directorships

5.1	The Executive’s office as a director of the Parent is subject to the Articles of Association of the Parent (as amended from time to time). If the provisions of this Agreement conflict with the provisions of such Articles of Association, the Articles of Association will prevail.

5.2	The Executive must resign from any office held in any Group Company if he is asked to do so by the Parent Board or the Company or the Parent Board without claim for compensation, subject to the Articles of Association of the relevant Group Company.

5.3	The Executive shall receive no compensation for fulfilling the role of director of any Group Company or for membership of any committee formed by the board of any Group Company.

6	Place and Hours of Work

6.1	The Executive shall be required to perform his duties at such place of business of the Company or any member of the Group as the Company or Parent Board shall reasonably require.

6.2	The Executive shall be required and hereby agrees to travel to such places (whether inside or outside Ireland) and in such manner and on such occasions as the Company or Parent Board may from time to time reasonably require in pursuance of his duties hereunder.

6.3	The agreed hours of work of the Executive shall be normal business hours and such other hours as may be required for the proper performance of his duties under this Agreement. The Executive hereby acknowledges that as he is responsible for determining the duration of his own working time, Part II of the Organisation of Working Time Act, 1997 shall not apply to the Employment. The Executive shall not be entitled to receive any additional remuneration for work outside normal business hours.

7	Salary, Bonus and LTIP

7.1	Base Salary

During the Employment, the Executive shall be paid a salary at the rate of EUR 1,387,040 gross per annum. Such salary (and any revised salary pursuant to clause 7.2) shall accrue from day to day but shall be paid monthly in arrears on the 19th day of each month into the Executive’s nominated bank account, subject to all statutory and other appropriate deductions in respect of income taxes, social charges, social security liabilities (both of the Company and the Executive) and similar liabilities, irrespective of their statutory name and jurisdiction due as appropriate to relevant statutory taxing and Revenue authorities and such other deductions which the Company is obliged by law or requested by the Executive or entitled under this Agreement to make (the "Deductions"). The Company reserves the right to alter the method of payment of the Executive’s salary, as may be reasonably necessary in the particular circumstances.

7.2	Annual Review

The Executive’s salary provided for in clause 7.1 shall be subject to annual review by the compensation committee of the Parent Board. As a result of any such annual review, the compensation committee of the Parent Board shall not be under any obligation to make any increase in salary.

7.3	Deductions

The Company shall, subject to the provision of reasonable notice to the Executive, and to the extent permitted by law, be entitled to deduct from the Executive’s salary all sums or any other sum due to the Executive from time to time owed by the Executive to any Group Company, and by his execution hereof, the Executive consents to the deduction of such sums.

7.4	Bonus

In addition to his salary, from the commencement of the Parent's Fiscal Year 2025, the Executive shall be eligible to participate in the Annual Incentive Plan (the "Scheme"), details of which are available on application to the compensation committee of the Parent Board. The Executive's participation in the Scheme is subject to the terms and conditions of the Scheme as may be amended from time to time by the compensation committee of the Parent Board.

7.5	LTIP

The Executive shall also be eligible to participate in the Parent's Annual Long-Term Incentive Programme (the "LTIP"), details of which are available on application to the compensation committee of the Parent Board. The Executive's participation in the LTIP is subject to the terms and conditions of the LTIP as may be amended from time to time by the compensation committee of the Parent Board. The Executive acknowledges that the terms and conditions of the Employment as set out in this Agreement shall not be affected in any way by any participation by him in the LTIP which the Executive agrees and affirms shall not form part of such terms and conditions of employment (either expressly or impliedly) including, without limitation, as part of his remuneration under this Agreement.

8	Expenses

8.1	Reimbursement

The Company shall reimburse to the Executive all reasonable travelling, hotel, entertainment and other out of pocket expenses properly and wholly incurred by him in the performance of his duties, subject to the Executive’s adherence to the Group's Expenses Policy, which may be amended from time to time. Failure to submit expenses in accordance with the Group's Expenses Policy may result in non-payment.

8.2	Credit or Charge Card

Where the Company issues a Company sponsored credit or charge card to the Executive, he shall use such card only for expenses reimbursable under clause 8.1 above.

8.3	Club Membership

On production of valid invoices, the Company shall reimburse the Executive's membership fees which relate solely to his annual membership of two clubs, which clubs are to be selected by the Executive but subject to approval by the Parent Board.

9	Pension

9.1	The Company is not obliged to make any employer contributions to a Company pension scheme for the benefit of the Executive.

9.2	Subject to the making of all relevant Deductions, the Executive shall be entitled to a retirement cash allowance, equivalent to 10% of his annual base salary, to be paid monthly in arrears on the 19th day of each month.

10	Insured Benefits

Subject to (and conditional upon) clauses 10.4 to 10.6, the Company shall provide the following benefits to the Executive:

10.1	Permanent Health Insurance (PHI)

10.1.1	The Executive shall be entitled to participate in the Company’s PHI scheme at the Company’s expense. Full details of the PHI scheme are available from the Company's HR Department.

10.1.2	The Company shall only be obliged to make payments to the Executive under the PHI scheme if it has received payment from the insurance provider for that purpose.

10.2	Private Medical Insurance

10.2.1	The Executive and the Executive’s spouse and dependent children shall be entitled to participate in the Company’s private medical insurance scheme. Full details of the Company’s private medical scheme are available from the HR Department.

10.3	Life Assurance

The Executive shall be entitled to participate in the Company’s life assurance scheme, at the Company’s expense, to pay the Executive’s dependents a sum equal to 4 times the Executive’s salary if the Executive dies during his employment. Full details of the Company’s life assurance scheme are available from the Company's HR Department.

10.3.1	The Executive’s entitlement to the insurance benefits in this clause shall cease on the Termination Date and the Executive shall not be entitled to claim any compensation for loss of such benefits as part of any claim for damages or compensation.

10.4	All insured benefits in this clause 10 are subject to:

10.4.1	the policy terms, conditions and rules of the relevant schemes, as amended from time to time; and

10.4.2	the Executive and, if appropriate, the Executive’s spouse and / or dependent children satisfying the normal underwriting requirements of the relevant insurance provider.

10.5	The Executive’s entitlement to the insurance benefits in this clause shall cease on the Termination Date and the Executive shall not be entitled to claim any compensation for loss of such benefits as part of any claim for damages or compensation in relation to the termination of his employment, howsoever arising. Nothing in this Agreement shall prevent the Company from terminating the Executive's employment for any reason whatsoever even where the effect of termination is to prejudice, prevent or terminate an actual or prospective claim under any PHI scheme.

10.6	In the event that the insurer of any insured benefit does not meet a claim made by the Executive (or on behalf of the Executive) or the Executive’s spouse or dependent children or on the Executive’s behalf, then the Executive will have no claim against the Company in respect of that insured benefit.

11	Car

During the Employment, and while the Executive holds a valid driving licence, the Company shall provide a car benefit to be agreed with the Executive and subject to the Company's Car Policy as may be in force from time to time.

12	Annual Leave

12.1	Amount of Annual Leave

The Executive shall be entitled to 30 days’ annual leave (in addition to statutory public holidays) in each holiday year to be taken in accordance with the Organisation of Working Time Act, 1997.

12.2	Payment in Lieu of Accrued Leave

Annual leave entitlement shall be deemed to accrue on a pro rata basis and on the termination of this Agreement howsoever arising the Executive shall be entitled to pay in lieu of all accrued but unused annual leave entitlement up to and including the Termination Date only and shall be required to repay to the Company pay for annual leave taken in excess of entitlement.

12.3	Basis of Leave

12.3.1	The Company’s holiday year commences on 1 January and ends on 31 December. The Executive shall comply with the Company's annual leave policy as may be in force from time to time.

12.3.2	In the event that notice of termination of the Employment is served by either party, the Company may require the Executive to take any outstanding holiday during his notice period.

13	Incapacity

13.1	Sick Pay Scheme

The Executive shall comply with the Company's sickness and absence policy in force from time to time. The Company operates a sick pay scheme, details of which can be found in the Company's sickness absence policy. Any payment of sick pay shall be subject to (i) the rules of the scheme as may be amended from time to time, (ii) the Executive’s compliance with this clause 13 and (iii) his adherence to any directions and / or advice issued to him by the medical practitioners nominated by the Company pursuant to clause 13.2.

13.2	Medical Examinations

The Company or the Parent Board may (at its expense) at any time whether or not the Executive is then incapacitated, require the Executive to submit to such medical examinations and tests by medical practitioners nominated by the Company at the expense of the Company or Parent and the Executive hereby submits to such medical examination and tests and hereby authorises such medical practitioners to disclose to, and discuss with, the Company and the Parent Board and its medical advisers the results of such examinations and tests.

14	Severance Plan

The Executive shall be eligible to participate in the Parent's Executive Severance Plan, details of which are available on application to the Chairperson of the Compensation Committee of the Parent Board, subject to the terms and conditions of such plan as may be amended from time to time by the Parent. For the avoidance of doubt, any payment under such plan shall not form part of the Executive's remuneration for the purposes of the Employment.

15	Grievance and Disciplinary Matters

15.1	A copy of the Company’s disciplinary, dismissal and grievance procedures are set out in the Company Handbook (a copy of which has been provided to the Executive). These procedures do not form part of the Executive’s contract of employment.

15.2	All grievances which the Executive may have in the first instance shall be referred to the Chairperson of the Parent Board or where the grievance relates to the Chairperson such other person as the Parent Board, in its absolute discretion, determines. If not resolved, the matter shall be referred to the Parent Board, whose decision shall be final.

16	Garden Leave

16.1	Following service of notice to terminate the Employment by either party under clause 17 or if the Executive resigns without giving due notice and the Company does not accept his resignation, the Company may, at its absolute discretion, require that the Executive does not attend the Company premises or have contact with other staff or clients of any Group Company, for such period as the Company feels is reasonable.

16.2	During Garden Leave, the Company, the Parent and / or any other relevant Associated Undertaking shall not be obliged to provide any work for the Executive or to assign to or vest in the Executive any powers, duties or functions and may for all or part of such Garden Leave do any or all of the following:

16.2.1	announce externally or internally or both that the Executive has given or been given notice of termination of the Employment or any office(s) and been placed on Garden Leave and (where applicable) that a substitute has been appointed;

16.2.2	exclude the Executive from all or any premises of any Group Company and require the Executive to carry out no duties;

16.2.3	require the Executive to abstain from engaging in any contact (whether or not initiated by him) which concerns any of the business affairs of any Group Company with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any associate of any Group Company without the prior written consent of the Board;

16.2.4	save where absent due to agreed holidays or authorised absence for sickness or injury or other authorised leave, require the Executive to undertake at his home or at such place reasonably nominated by the Company such reasonable duties (which may differ from the Executive’s normal duties) as the Company, the Parent or any other relevant Associated Undertaking may at its discretion assign and to provide any reasonable assistance requested by the relevant Group Company;

16.2.5	suspend or limit the Executive’s access to any Group Company's computer, e-mail, telephone, voicemail or other communication systems or databases;

16.2.6	exercise its rights under sub clause 16.5.

16.3	During Garden Leave:

16.3.1	the Executive shall continue to receive basic salary and contractual benefits (excluding bonuses);

16.3.2	the Company may require the Executive to take any outstanding holiday entitlement;

16.3.3	the Executive shall not use social networking websites and / or business networking websites to seek alternative employment without the prior written consent of the Company and shall confirm in writing on termination of employment with the Company that his profiles on business networking websites have been updated;

16.3.4	the Executive shall provide such assistance as any Group Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by any Group Company to take over his role or responsibilities;

16.3.5	the Executive shall remain readily contactable and available for work. In the event that the Executive is not available for work having been requested by the Company or other Group Company to do so, the Executive shall, notwithstanding any other provision of this Agreement, forfeit any right to basic salary and contractual benefits; and

16.3.6	the Company, the Parent and / or relevant other Group company may appoint another person to carry out his duties in substitution for the Executive.

16.4	All duties of the Executive to the Group (whether express or implied), including without limitation his duties of fidelity, good faith and exclusive service, shall continue during Garden Leave save as expressly varied by this clause 16.

16.5	The Executive agrees that the exercise by the Company (whether for itself and / or for and on behalf of another Group Company) of its rights pursuant to this clause 16 shall not entitle the Executive to claim that he has been constructively dismissed.

16.6	The Executive shall have no eligibility for any bonus (including the bonus referred to in clause 7.4) in respect of any period of Garden Leave and shall have no claim in respect of the effect (if any) which any such Garden Leave may have on his eligibility in respect of any other period.

17	Duration and Termination

17.1	Duration

If either party wishes to terminate the Employment, it should give to the other twelve months’ notice in writing. This does not preclude the Company from terminating the Employment without notice in certain circumstances.

17.2	Payment in Lieu of Notice

17.2.1	It is acknowledged by the Executive that the Company may, in its absolute discretion and without any obligation to do so, terminate the Employment forthwith at any time and with immediate effect by notifying the Executive that: (a) it is doing so; and (b) that it will make a payment in lieu of notice (“PILON”).

17.2.2	Subject to the terms and conditions of the Parent's Executive Severance Plan as referred to in clause 14, if the Company exercises its right to terminate pursuant to this clause 17.2.2, the PILON will consist of basic salary but not any other benefits. For the avoidance of doubt, any PILON will not include any element in relation to:

(a)	any bonus payments that might otherwise have been due to the Executive during the period for which PILON is made; and

(b)	any payment in respect of benefits which the Executive would have been entitled to receive during the period for which PILON is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the PILON is made.

For the avoidance of doubt, where the Executive receives a PILON payment under the Parent's Executive Severance Plan, he shall not be entitled to also receive any payment in relation to notice whether under this clause 17.2.2. or otherwise.

17.2.3	Subject to the terms and conditions of the Parent's Executive Severance Plan as referred to in clause 14, the Company may pay any PILON in equal monthly instalments until the end of the period for which PILON is made.

17.2.4	Subject to the terms and conditions of the Parent's Executive Severance Plan as referred to in clause 14, the PILON shall be subject to all relevant Deductions.

17.3	Immediate Termination

The Employment may be terminated immediately without notice or PILON where the Executive:

17.3.1	is guilty of gross misconduct which includes (but is not limited to dishonesty) fraud, theft, causing or threatening physical harm and / or damaging Company property or property of an Associated Undertaking; or

17.3.2	commits a material or repeated breach or non-observance of any of the provisions of this Agreement or fails to observe the lawful directions of the Board or Parent Board; or

17.3.3	acts in a manner which in the reasonable opinion of the Board or Parent Board brings any Group Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of any Group Company; or

17.3.4	is adjudicated bankrupt or commits any act of bankruptcy or makes any arrangement or composition with his creditors; or

17.3.5	becomes of unsound mind or shall be or become a patient for the purposes of any mental health acts such that he is unable to perform his duties under this Agreement; or

17.3.6	is convicted of any criminal offence (other than a road traffic offence which does not result in a custodial sentence) which in the reasonable opinion of the Board or Parent Board may affect his position in or the reputation of any Group Company; or

17.3.7	is absent or unable through illness or injury to discharge in full his duties hereunder for a consecutive period of 90 days or for an aggregate period of 180 days in any period of 12 consecutive months; or

17.3.8	ceases to be a director of the Company or is prohibited or disqualified by law from holding any office in any Group Company or any other company.

17.4	Executive’s Obligations on Termination

On the Termination Date (for whatever reason and howsoever caused), or at the Company’s request following the Executive having been placed on Garden Leave pursuant to clause 16, the Executive shall promptly:

17.4.1	resign from all offices held by him in any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or of any Associated Undertaking and do all such acts and things (if any) as may be necessary to make any such resignations effective; and

17.4.2	deliver up to the Company (to whomever the Board or Parent Board specifies), without destruction, deletion or redaction of any data or images, and all original copies or extracts of:

(a)	correspondence, documents (including list of customers), laptops, computer drives, computer disks, other computer equipment (including leads and cables), tapes, mobile telephones, wireless devices (or similar equipment), credit cards, security passes, keys, car provided by the Company (which is to be returned in good condition allowing for fair wear and tear) and other tangible items, which are in his possession or under his control and which belong to or are leased or hired by any Group Company; and

(b)	correspondence and documents (including lists of customers) in his possession or under his control which contain or refer to any Confidential Information; and

(c)	minutes of meetings and other papers of the Board and Parent Board and of any board of directors of any Associated Undertaking which are in his possession or under his control,

17.4.3	having forwarded a copy to the Company, irretrievably delete any and all Confidential Information from any laptops, computer drives, computer disks, tapes mobile telephones, wireless devices (or similar equipment) or other re-usable material in the Executive’s possession or under his control (but which do not belong to any Group Company).

The Executive shall produce such evidence of his compliance with sub-clauses 17.4.2 and 17.4.3 as the Company may reasonably require.

17.5	The termination of this Agreement shall not affect such of the provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

17.6	The Company shall upon termination pay to the Executive all accrued and unpaid remuneration, fees and expenses due under the terms of this Agreement, less any amounts owing by the Executive to any Group Company.

18	Confidentiality

18.1	Use of Confidential Information

18.1.1	The Executive acknowledges that, during the Employment, he will have access to Confidential Information and has therefore agreed to accept the restrictions in this clause. The Executive shall not during the continuance of this Agreement or at any time thereafter except as authorised by the Board or Parent Board in the proper performance of his duties hereunder disclose or cause to be disclosed to any person or use for his own purposes or for any purposes other than those of the Group any Confidential Information which he may have received or obtained during his employment with the Company, work with the Parent or during the continuance of this Agreement or information in respect of which any Group Company is bound by an obligation of confidence to a third party and he shall use his best endeavours to prevent the publication or disclosure of any such information.

18.1.2	All notes, memoranda, documents, records and writing made, received or obtained by the Executive on any matters relating to the organisation, business, finance, customers, suppliers, dealings, transactions or affairs of any Group Company shall be treated as confidential and shall be and remain the property of the relevant Group Company and shall be delivered by the Executive to the relevant Group Company forthwith upon request.

18.1.3	The restrictions contained in this clause shall not apply to:

(a)	any disclosure authorised by the Board or Parent Board or required in the ordinary and proper course of the Employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority; or

(b)	any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Employment or is in the public domain otherwise than as a result of a breach of this clause.

19	Restrictive Covenants

19.1	For the purposes of this clause 19:

“Key Employee” means the senior leadership team of the Group from time to time;

“Relevant Business” means the business or businesses from time to time carried on by the Company, the Parent and / or any other Associated Undertaking, limited to the activities with which the Executive was materially concerned or involved in the course of his employment during the Relevant Period, or in respect of which the Executive possessed a material amount of Confidential Information as at the Relevant Date;

“Relevant Date” means the earlier of (a) the Termination Date (howsoever arising); or (b) the date on which the Executive commences Garden Leave pursuant to this Agreement;

“Relevant Period” means the twelve months prior to, and including, the Relevant Date.

“Restricted Area” means Ireland, the US, the UK, the Netherlands and any other country in which the Company, the Parent and / or any other Associated Undertaking carries on a material amount of Relevant Business or intends to carry on Relevant Business, where such intention is reasonably within the knowledge of the Executive, as at the Relevant Date;

“Restricted Person” means any Person with whom the Executive had material or regular dealings at any time during the Relevant Period, or in relation to whose dealings with the Company, the Parent and / or any other Associated Undertaking the Executive possessed a material amount of Confidential Information as at the Relevant Date;

"Restricted Products or Services" shall mean products or services of the same type as or similar to or competitive with any products or services supplied by the Company, the Parent and / or any other Associated Undertaking at the Relevant Date, in the sale or supply of which the Executive shall have been involved to any material extent at any time during the Relevant Period;

19.2	The Executive acknowledges:

▪	that the Group is in a unique and highly specialised business, which is international in scope with a limited number of competitors;

▪	that the Group possess a valuable body of Confidential Information and that the Executive’s knowledge of Confidential Information directly benefits him by enabling him to perform his duties;

▪	that the protection of Confidential Information, customer connections, supplier connections, goodwill, and the stability of the workforce of the Company, the Parent and / or any other Associated Undertaking are business interests requiring protection; and

▪	that the disclosure of any Confidential Information to any actual or potential competitor of the Company, the Parent and / or any other Associated Undertaking would place the Company and / or it's relevant Associated Undertaking(s) at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business.

19.3	Non-Compete Restriction

The Executive agrees with the Company that to protect the Company’s legitimate business interests (and / or those of the Parent and / or any other relevant Associated Undertaking) including those set out at clause 19.2, during the Employment and for a period of twelve months after the Relevant Date, the Executive shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity (limited to a role that is of the same, similar or greater seniority, status and remuneration as your role of executive director and President and Group Chief Executive Officer, as determined on the basis of the prevailing industry norm for a role commensurate with any such role) either on his own behalf or in conjunction with or on behalf of any other Person, be engaged, concerned or interested in the Relevant Business or in any business wholly or partly in competition with the Relevant Business, save that he may hold for investment:

19.3.1	up to 3% of any class of securities quoted or dealt in on a recognised investment exchange; and

19.3.2	up to 10% of any class of securities not so quoted or dealt.

19.4	Non-Solicitation / Non-Deal Restrictions

The Executive agrees with the Company that to protect the Company’s legitimate business interests (and / or those of the Parent and / or any other relevant Associated Undertaking) including those set out at clause 19.2, during the Employment and for a period of twelve months after the Relevant Date, the Executive shall not within the Restricted Area, without the prior written consent of the Company, directly or indirectly in any capacity either on his own behalf or in conjunction with or on behalf of any other Person:

19.4.1	accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Products or Services to any Restricted Person who:

(a)	was provided with products or services by the Company, the Parent or any other Associated Undertaking at any time during the Relevant Period; or

(b)	who was negotiating with the Company, the Parent or any other Associated Undertaking in relation to orders for or the supply of products or services from the Company, the Parent or any other Associated Undertaking at any time during the Relevant Period.

19.4.2	solicit, canvass or approach or endeavour to solicit, canvass or approach or cause to be solicited, canvassed or approached any Restricted Person who:

(a)	was provided with products or services by the Company, the Parent and / or any other Associated Undertaking at any time during the Relevant Period; or

(b)	was negotiating with the Company, the Parent and / or any other Associated Undertaking in relation to orders for or the supply of products or services from the Company, the Parent and / or any other Associated Undertaking at any time during the Relevant Period, for the purpose of offering to that Person Restricted Products or Services.

19.4.3	interfere or seek to interfere or take steps as may interfere with the supplies (or the prospective supplies) to the Company, the Parent and / or any other Associated Undertaking (or the terms relating to such supplies) from any Restricted Person who:

(a)	supplied components, materials, products or services to the Company, the Parent and / or any other Associated Undertaking at any time during the Relevant Period;

(b)	was negotiating with the Company, the Parent and / or any other Associated Undertaking in relation to the supply of components, materials, products or services to the Company, the Parent and / or any other Associated Undertaking at any time during the Relevant Period.

19.4.4	solicit or entice away or endeavour to solicit or entice away or cause to be solicited or enticed away from the Company, the Parent and / or any other Associated Undertaking any Person with whom the Executive worked with, or had managerial responsibility for, at any time during Relevant Period (or in relation to whom, as at the Relevant Date, the Executive possessed a material amount of Confidential Information) and:

(a)	who was, at the Relevant Date, a Key Employee; and

(b)	whose departure from the Company, the Parent and / or any other Associated Undertaking would have a material adverse effect on the business of such undertaking.

19.5	The Executive agrees that he will not, after the Termination Date, whether directly or indirectly, use in connection with any business, any name that includes the name of the Company, the Parent and / or any other Associated Undertaking Company, or any colourable imitation of such names, and that he shall not represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company, the Parent and / or any other Associated Undertaking and that he shall take such steps as are necessary to comply with this obligation (including, but not limited to, by amending his social media profile) provided that such steps are not inconsistent with the Executive’s on-going obligations under this Agreement.

19.6	The Executive agrees that if, during the continuance in force of the restrictions set out in this clause 19, he receives an offer of employment from any Person, he will immediately provide that Person with a complete and accurate copy of the restrictions set out herein.

19.7	The Executive acknowledges and confirms that the restrictions set out in this clause are reasonable and go no further than is reasonably necessary to protect the legitimate business interests of the Company, the Parent and / or any other Associated Undertaking (including, but not limited to, those interests acknowledged by the Executive in clause 19.2 of this Agreement).

19.8	Nothing contained in this clause 19 shall act to prevent the Executive from using generic skills learnt while employed by the Company, the Parent and / or any other Associated Undertaking in any business or activity which is not in competition with the Company.

19.9	Each of the restrictions set out in this clause 19 is separate and severable and in the event of any such restriction (including the defined expressions) being determined as being unenforceable in whole or in part for any reason such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

19.10	The Executive acknowledges and confirms that he shall at the request (and cost) of the Company enter into a further agreement with the Parent and / or any other Associated Undertaking whereby he shall accept restrictions corresponding to the restrictions in this Agreement.

20	Use of Intellectual Property

20.1	Applicability

"Works" means all Intellectual Property Rights (including any extensions and renewals thereof and including the right to sue for damages and other remedies in respect of any past infringements) which arise as a result of any creation, invention or discovery made by the Executive whether alone or with any other person at any time during either (a) the course of his employment with the Company; or (b) outside the course of his employment if the Intellectual Property Rights relate directly or indirectly to the business of the Group or which may, in the sole opinion of the Company, be capable of being used or adapted for by any Group Company.

20.2	Property of the Company

20.2.1	The Executive hereby agrees and acknowledges that all Works shall automatically belong to the Company to the fullest extent permitted by law.

20.2.2	To the extent that any Intellectual Property Rights in any Works do not automatically vest in the Company (either at law or by virtue of this Agreement) the Executive hereby assigns to the Company (or, at the direction of the Company, to an Associated Undertaking) as a present and future assignment, all Intellectual Property Rights throughout the world for the maximum duration of such rights.

20.2.3	To the extent that any Intellectual Property Rights are incapable of being assigned to the Company (or an Associated Undertaking) under applicable law, then the Executive hereby grants to the Company (or an Associated Undertaking) an exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide licence to use such Intellectual Property Rights to the fullest extent permitted by law (including the right to sub-license and to assign all of these rights).

20.3	Undertakings by Executive

The Executive hereby:

20.3.1	Undertakes to disclose to the Company in writing full details of all Works upon the creation, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of the Employment deliver up to the Company all correspondence and other documents, papers and records and all copies thereof in his possession, custody or power relating to any Intellectual Property Rights;

20.3.2	irrevocably and unconditionally waives all moral rights granted by Chapter 7 of the Copyright and Related Rights Act 2000 (and all similar rights in other jurisdictions) that vest in the Executive at any time in connection with the Works and the Executive agrees not to initiate, support or maintain any action or claim to the effect that any treatment, exploitation or use of such work infringes such right;

20.3.3	undertakes, at the expense of the Company, to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Board be necessary or desirable in order to give effect to this clause; and

20.3.4	irrevocably appoints the Company or its nominee as the attorney of the Executive to execute all documents as the Company may consider necessary to give effect to this clause.

21	Data Protection

21.1	The Company holds and processes the Executive's personal data for legal, personnel, administrative and management purposes in accordance with applicable laws and as outlined in all applicable Company Data Protection Policies and the Employee Privacy Statement, as may be in force from time to time.

21.2	The Executive agrees to comply with the Applicable Data Protection Laws and agrees to review and abide by the terms of the Company’s and Group's policy(ies) on data protection, a copy of which is set out in the Company Handbook.

21.3	The Executive acknowledges that the Company may monitor and/or record his use of office equipment, including but not limited to email and Internet, and mobile telephones, in order to ascertain compliance with the Company's and Group's policies, detect unauthorised use or misconduct, and otherwise ensure the effective operation of the systems.

22	Notices

22.1	Any notice or other communication whether required or permitted to be given in accordance with this clause 22 shall be given in writing and shall be deemed to have been duly given if delivered by hand, sent by email, if sent by registered or recorded delivery post (if within Ireland) or if sent by registered express airmail post (if outside Ireland) correctly addressed to the relevant party's address as specified in this contract or at such other address as such party may designate from time to time in writing in accordance with this 22 and marked for the attention of the company's secretary in the case of notices addressed to the company

22.2	In the absence of evidence of earlier receipt, any such notice shall take effect from the time that it is deemed to have been duly given, namely:

22.2.1	if delivered by hand, at the time of delivery;

22.2.2	if sent by email, at the time the email is sent;

22.2.3	if sent by post within Ireland, two days after posting (exclusive of Saturdays, Sundays and public holidays);

22.2.4	if sent by post to or from outside Ireland, five days after posting (exclusive of Saturdays, Sundays and public holidays).

22.3	The Executive undertakes to provide the Company, upon request, with an address in Ireland and / or email address for service of notices pursuant to this 22.

23	Miscellaneous

23.1	Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

23.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting one and the same instrument.

23.3	Terms of Employment (Information) Act 1994

This Agreement shall form the statement of the Executive’s terms and conditions of employment in compliance with the provisions of the Terms of Employment (Information) Act 1994 (as amended).

23.4	Whole Agreement

Each of the Executive and the Company (on behalf of itself and its Associated Undertakings) confirms that this Agreement contains the whole agreement between the parties hereto relating to the matters provided for in this Agreement and supersedes all previous agreements (if any) between such parties in respect of such matters and each of the parties to this Agreement acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

24	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to deal with all disputes arising from or touching upon this Agreement.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by

ANTHONY P.J. SMURFIT

in the presence of:

Witness

Address

Occupation

Signed by

duly authorised for and on behalf of

SMURFIT KAPPA SERVICES LIMITED